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EXHIBIT 11.


              CALCULATION OF NET INCOME PER SHARE OF COMMON STOCK
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                           THREE MONTHS ENDED
                                        ----------------------
                                          JULY 1,      JULY 2,
                                           1997         1996
                                        ---------    ---------
                                        (UNAUDITED)

NET INCOME                                 $2,215       $2,831
                                        ---------    ---------

Weighted average common shares
 outstanding                                8,135        8,543

Common stock equivalents for restricted
 stock, stock options and warrants            211          399


                                        ---------    ---------
 Weighted average common shares
  outstanding as adjusted                   8,346        8,942
                                        ---------    ---------
 Net income per share of common stock      $  .27       $  .32
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